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                                                                   EXHIBIT 10(J)


                              EMPLOYMENT AGREEMENT
                              (Joseph T. Dunsmore)

         This Agreement is made as of October 24, 1999 by and between DIGI INTERNATIONAL INC., a Delaware corporation (the "Company"), and Joseph T. Dunsmore (the "Executive").

         WHEREAS the Company desires to employ Executive in accordance with the terms and conditions stated in this Agreement; and

         WHEREAS Executive desires to accept that employment pursuant to the terms and conditions of this Agreement;

         NOW THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

I.       EMPLOYMENT

         1.1 Employment As Senior Executive. The Company hereby agrees to employ Executive, commencing the date hereof and continuing until the date his employment terminates pursuant to Article III hereof, in a senior executive capacity, initially as President and Chief Executive Officer of the Company. Executive accepts such employment pursuant to the terms of this Agreement. Executive shall perform such duties and responsibilities as may be determined from time to time by the Board of Directors of the Company, which shall be consistent with his position as a senior officer of the Company.

         1.2 Exclusive Services. Commencing on the date hereof, Executive agrees to devote his full time, attention and energy to performing his duties and responsibilities to the Company under this Agreement, subject to a reasonable period, not to exceed four weeks, for transition from his former employment.

         1.3 Vice Chairman; Chairman of the Board; Board Membership. The Company agrees that, no later than the next regularly scheduled Board meeting occurring on or after the date six months from the date hereof, the Board of Directors will consider electing Executive to the additional office of Vice Chairman. The Company agrees that, no later than the next regularly scheduled Board meeting occurring on or after the second anniversary of the date hereof, the Board of Directors will consider electing Executive to the additional office of Chairman of the Board. Concurrently with execution of this Agreement Executive has been elected a director of the Company.


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II.      COMPENSATION, BENEFITS AND PERQUISITES

         2.1 Base Salary. During the period this Agreement is in effect, the Company shall pay Executive a base salary at the annual rate of $260,000, payable semi-monthly; provided, however, that Executive shall be paid a base salary at the annual rate of $125,000, payable semi-monthly, until he assumes his duties on a full-time basis. Beginning on or about October 1, 2000, the Board of Directors of the Company (the "Board", which term shall include a duly authorized committee of the Board of Directors) will review the base salary annually, and may in its sole discretion increase it to reflect performance and other factors. However, the Board is not obligated to provide for any increases.

         2.2 Bonuses. Beginning with the fiscal year ending September 30, 2001, Executive shall be eligible to receive a cash performance bonus of up to 100% base salary paid for each fiscal year during which this Agreement is in effect, as follows:

                  (a) Executive shall be entitled to the target bonus amount if the objectives set by the Board of Directors in its sole discretion for the fiscal year are met. Such objectives may include, in the sole discretion of the Board, the achievement of financial objectives set forth in the Board-approved business plan (the "Business Plan") for a particular fiscal year, or such other objectives as the Board, in its sole discretion, shall determine.

                  (b) If some or all of the objectives are not met for a fiscal year, then the Board will determine in its discretion what portion, if any, of the target bonus amount will be paid to Executive for that year.

                  (c) The target bonus for each fiscal year shall be paid to Executive on September 30 of each year or as soon thereafter as the Company determines whether the objectives for such bonus have been met for that year.

                  (d) In any fiscal year in which the objectives for the cash bonus are based upon financial objectives in the Board-approved Business Plan for such fiscal year, the Board will consult with Executive before determining the Business Plan for each fiscal year. However, the Board will have authority to establish the Business Plan for each year in its sole discretion.

                  (e) In any fiscal year in which the objectives for the cash bonus are based upon financial objectives in the Board-approved Business Plan for such fiscal year, the objectives set by the Company's Board-approved Business Plan for such fiscal year shall not be adjusted for the acquisition, by any means, of any businesses or business units (and expenses related thereto) that may occur during a particular fiscal year. The objectives set by the Company's Board-approved Business Plan for any such fiscal year shall be equitably adjusted by the Board for the divestiture, by any

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         means, of any businesses or business units (and expenses related thereto) that may occur during a particular fiscal year and to eliminate any reorganization, restructuring or other extraordinary charge that may be incurred during a particular fiscal year.

         2.3 Bonus for Fiscal 2000. Executive shall be eligible to receive a guaranteed cash bonus of $260,000 (prorated for the portion of the fiscal year from the date hereof to September 30, 2000) payable as follows:

                  (a)      $110,000, promptly upon request of Executive, and

                  (b)      the balance on September 30, 2000.

In the event that Executive's employment with the Company terminates before September 30, 2000 except as a result of a termination by the Company other than for "cause" (as hereinafter defined), Executive shall not be entitled to any cash bonus for fiscal 2000 and shall promptly repay the $110,000 (net of any tax withholding) to be advanced to him.

         2.4 Overachievement Bonuses. If the objectives set by the Board of Directors for a cash performance bonus are exceeded for a fiscal year, the Board may in its discretion award Executive a bonus that is larger than the target bonus.

         2.5 Stock Options. As of the date of this Agreement, Executive has been awarded an incentive stock option and a non-statutory stock option under the Digi International Inc. Stock Option Plan (the "Stock Option Plan") for an aggregate of 240,000 Common Shares of the Company (as defined in the Stock Option Plan), on the terms set forth on Schedule I. On or about September 30 of each year the Compensation Committee of the Board of the Company considers and awards stock options to key employees of the Company and its subsidiaries. These awards are made in the discretion of the Compensation Committee and are principally intended to recognize performance over the preceding fiscal year.

         2.6 Form of Stock Option Agreement. Stock option awards to Executive shall be pursuant to stock option agreements in substantially the form of
Schedule II and III, with such additions thereto and deletions therefrom as Executive and the Chairman of the Board, the Chairman of the Compensation Committee or another duly authorized officer of the Company shall agree, such agreement to be conclusively evidenced by their execution and delivery thereof.

         2.7 Vacations. Executive shall be entitled to vacation in accordance with policies of the Company.

         2.8 Employee Benefits. Executive shall be entitled to the benefits and perquisites which the Company generally provides to its other senior executives under the applicable

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Company plans and policies, and to future benefits and perquisites made generally available to senior executives of the Company. Executive's participation in such benefit plans shall be on the same basis as applies to other senior executives of the Company. Executive shall pay any contributions which are generally required of senior executives to receive any such benefits.

         2.9 Employment Taxes and Withholding. Executive recognizes that the compensation, benefits and other amounts provided by the Company under this Agreement may be subject to federal, state or local income taxes. It is expressly understood and agreed that all such taxes shall be the responsibility of the Executive. To the extent that federal, state or local law requires withholding of taxes on compensation, benefits or other amounts provided under this Agreement, the Company shall withhold the necessary amounts from the amounts payable to Executive under this Agreement.

         2.10 Company Responsibility for Insured Benefits. In this Article II, the Company is agreeing to provide certain benefits which are provided in the form of premiums of insurance coverage. The Company is not itself promising to pay the benefit an insurance company is obligated to pay under the policy the insurance company has issued. If an insurance company becomes insolvent and cannot pay benefits it owes to Executive or his beneficiaries under the insurance policy, neither Executive nor his personal representative or beneficiary shall have any claim for benefits against the Company. The insurance companies presently providing such benefits are as set forth in the Company's benefits enrollment booklet previously delivered to Executive. In addition, the Company presently provides $500,000 of term life insurance to senior executives through First Colonial Life Insurance Company and director and officer liability coverage, with a $10 million policy limit, through Zurich Insurance Company.

         2.11 Expenses. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement from the Company (in accordance with the policies and procedures in effect for the Company's employees) for all reasonable travel and other expenses incurred by him in connection with his services hereunder.

         2.12 Relocation. Executive shall relocate to the general vicinity of the Minneapolis/St. Paul metropolitan area. The Company will (i) pay for Executive's direct relocation expenses, including the cost of moving Executive's household goods, in accordance with the provisions of the Company's relocation policies and practices for senior executives, and, (ii) as promptly as practicable, accept conveyance of Executive's residence located at 11 Wyckoff Road, Hampton, New Jersey, subject to review and acceptance of title, and, as consideration for such conveyance, pay Executive (or if applicable, Executive and his spouse) his documented purchase price for such residence, with the proceeds of sale applied first to discharge Executive's mortgage, and the balance paid to Executive (or if applicable, Executive and his spouse) in cash.


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         2.13 Payment of Amounts Related to Previous Employment. The Company
acknowledges that, because the Executive has accepted employment with the Company, he may be required to repay certain amounts to his previous employer, all of which amounts are specifically itemized on Schedule IV attached to this Agreement. As to each amount listed on Schedule IV, after the Executive's previous employer requires the Executive to repay such amount and after the Executive provides suitable documentation to the Company of his previous employer's position regarding such repayment, the Company shall promptly pay such amount to the Executive, together with an additional amount of cash sufficient to pay any personal income tax payable as a result of the Company's payments to Executive under this Section 2.13.

III.     TERMINATION OF EXECUTIVE'S EMPLOYMENT

         3.1 Termination of Employment. Executive's employment under this Agreement may be terminated by the Company at any time for any reason; provided, however, that if Executive's employment is terminated by the Company during the term of this Agreement for a reason other than for cause, he shall be entitled to continue to receive his base salary under Section 2.1 (i) for a period of 24 months from his date of termination in the event of termination on or before 6 months of the date hereof, (ii) for a period of 18 months from his date of termination in the event of termination after 6 months and on or before one year from the date hereof, and (iii) for a period of 12 months from his date of termination in the event of termination after one year from the date hereof. Executive's employment under this Agreement may be terminated by Executive at any time for any reason. The termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. Except as expressly provided to the contrary in this section or applicable law, Executive's rights to pay and benefits shall cease on the date his employment under this Agreement terminates. This Agreement shall terminate in its entirety immediately upon the death of Executive. In no event shall the Company's election not to extend the term of this Agreement pursuant to Section 5.11 be deemed to be termination by the Company for a reason other than cause.

         3.2 Cause. For purposes of this Article III, "cause" shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to,
(A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) any crime or offense involving dishonesty with respect to the Company; (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) repeated material negligence in the performance of Executive's duties after notice; (iv) Executive's failure to devote substantially all of his working time and efforts during normal business hours to the Company's business; (v) knowing engagement in conduct which is materially injurious to the Company; (vi) knowing failure, for Executive's own benefit, to comply with the covenants contained in Sections 4.1 or 4.2 of this Agreement; (vii) knowingly providing materially misleading information

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concerning the Company to the Company's Board of Directors, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of the Company; or (viii) failure of the Company to meet at least 70% of the Board-approved Business Plan for either net sales or after tax earnings in any fiscal year, calculated in accordance with Section 2.2.

         3.3 Disability. If Executive has become disabled from substantially performing his duties under this Agreement and the disability has continued for a period of more than ninety (90) days, the Board may, in its discretion, determine that Executive will not return to work and terminate his employment under this Agreement. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of the Company during the period he remains disabled.

         3.4 Resignation. Executive agrees that, upon termination of Executive's employment hereunder for any reason, he shall be deemed to have resigned as a director of the Company and as a director, officer and/or employee of any parent company of the Company or any of their subsidiaries, unless prior to termination of Executive's employment hereunder the provisions of this Section 3.4 shall have been waived by vote of the Board (excluding Executive).

IV.      NON-COMPETITION, CONFIDENTIALITY AND TRADE SECRETS

         4.1 Agreement Not to Compete. In consideration of the covenants and agreements contained in this Agreement, Executive agrees that, on or before the date which is one year after the date Executive's employment by the Company, any parent company of the Company or any of their subsidiaries terminates, he will not, unless he receives the prior approval of the Board of Directors of the Company, directly or indirectly engage in any of the following actions:

         (a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose products or services compete with those of the Company, any parent company of the Company, or any of their subsidiaries. However, nothing in this subsection (a) shall preclude Executive from holding less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the Nasdaq National Market or Nasdaq SmallCap Market or traded in the over-the-counter market.


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         (b) Intentionally solicit, endeavor to entice away from the Company, any parent company of the Company or any of their subsidiaries, or otherwise interfere with the relationship of the Company, any parent company of the Company or any of their subsidiaries with, any person who is employed by or otherwise engaged to perform services for the Company, any parent company of the Company or any of their subsidiaries (including, but not limited to, any independent sales representatives or organizations), or any persons or entity who is, or was within the then most recent 12-month period, a customer or client of the Company, any parent company of the Company or any of their subsidiaries, whether for Executive's own account or for the account of any other individual, partnership, firm, corporation or other business organization.

If the scope of the restrictions in this section are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

         4.2 Non-Disclosure of Information. During the period of his employment hereunder, and at all times thereafter, Executive shall not, without the written consent of the Board of Directors, disclose to any person, other than an employee of the Company, any parent company of the Company or any of their subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Company, except where such disclosure may be required by law, any material confidential information obtained by him while in the employ of the Company, any parent company of the Company or any of their subsidiaries with respect to any products, technology, know-how or the like, services, customers, methods or future plans of the Company, any parent company of the Company or any of their subsidiaries, all of which Executive acknowledges are valuable, special and unique assets, the disclosure of which Executive acknowledges may be materially damaging.

         4.3 Remedies. Executive acknowledges that the Company's remedy at law for any breach or threatened breach by Executive of Section 4.1 or Section 4.2 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

         4.4 Proprietary Information and Employment Limitations. Executive agrees that no trade secret or proprietary information belonging to his previous employers will be disclosed or used by him at the Company, and that no such information, whether in the form of documents, memoranda, software, drawings, etc. will be retained by him or brought with him to the Company. Executive represents and warrants to the Company that he has brought

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to the Company's attention and provided it with a copy of any agreement which may impact his future employment by the Company, including non-disclosure, non-competition, invention assignment agreements or agreements containing future work restrictions, and that he is subject to no restrictions under any agreement of this type that would impact his employment by the Company.

V.       MISCELLANEOUS

         5.1 Amendment. This Agreement may be amended only in writing, signed by both parties and approved by the Board.

         5.2 Entire Agreement. Before signing this Agreement the parties had numerous conversations, including preliminary discussions, formal negotiations and informal conversations, and generated correspondence and other writings, in which the parties discussed the employment which is the subject of this Agreement and their aspirations for its success. In such conversations and writings, individuals representing the parties may have expressed their judgments and beliefs concerning the intentions, capabilities and practices of the parties, and may have forecasted future events. The parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the employment. It is also recognized, however, that all business transactions contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement is intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no related promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either party to be legally binding. Both parties acknowledge that in deciding to enter into this transaction they have relied on no representations, written or oral, other than those explicitly set forth in this Agreement. Executive has relied entirely on his own judgment and that of his advisers in entering into this Agreement.

         5.3 Assignment. The Company may in its sole discretion assign this Agreement to any entity which succeeds to some or all of the business of the Company through merger, consolidation, a sale of some or all of the assets of the Company, or any similar transaction. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or obligations under this Agreement.

         5.4 Successors. Subject to Section 5.3, the provisions of this Agreement shall be binding upon the parties hereto, upon any successor to or assign of the Company, and upon Executive's heirs and the personal representative of Executive or Executive's estate.


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         5.5 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

         If to the Company, to:

         Digi International Inc.
         11001 Bren Road East
         Minnetonka, MN 55343

         Attention: Chairman of the Board

         With a copy to:

         Faegre & Benson LLP
         2200 Norwest Center
         90 South Seventh Street
         Minneapolis, MN  55402-3601
         Attention:  James E. Nicholson

         If to Executive, to:

         Joseph T. Dunsmore
         Digi International Inc.
         11001 Bren Road East
         Minnetonka, MN 55343

or to such other addresses as either party may designate in writing to the other party from time to time.

         5.6 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. No waiver by the Company shall be valid unless in writing and signed by the Chairman of the Board of Directors or Chairman of the Compensation Committee.

         5.7 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by

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a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

         5.8 Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES. EXECUTIVE HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY MINNESOTA STATE OR FEDERAL COURT IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH MINNESOTA STATE COURT OR SUCH FEDERAL COURT AND IN NO OTHER COURT. EXECUTIVE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT HE MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. EACH OF THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY DELIVERING OF A COPY OF SUCH PROCESS TO OF THE COMPANY OR EXECUTIVE, AS THE CASE MAY BE, AT THE RESPECTIVE ADDRESS SPECIFIED IN SECTION 5.5 OR BY ANY OTHER METHOD PROVIDED BY LAW. EACH OF THE COMPANY AND EXECUTIVE AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY LAW.

         5.9 Headings. The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         5.10 Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

         5.11 Automatic Renewal. Unless terminated at an earlier date in accordance with Section 3.1, the term of the Executive's employment with the Company hereunder shall be for the period commencing on the date hereof and ending on September 30, 2001. Unless terminated at an earlier date in accordance with Section 3.1, on each September 30, beginning September 30, 2000 (the "Renewal Date"), the term of the Executive's employment with the Company shall be automatically extended for successive two-year

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periods, unless either party gives written notice to the other party at least 60 days prior to the next Renewal Date that such party elects not to extend the term of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement in Minnetonka, Minnesota, effective as of the date set forth above.


                                    DIGI INTERNATIONAL INC.


                                    By  /s/ John P. Schinas
                                        -----------------------------
                                        Its Chairman of the Board


                                    EXECUTIVE


                                    /s/ Joseph T. Dunsmore
                                    -----------------------
                                    Joseph T. Dunsmore